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                                                                   EXHIBIT 10.48

[AUTOWEB LETTERHEAD]

January 16, 2001


Nadyne Edison
CMO & Vice President of Customer Relations Management
555 South Old Woodward Ave., Suite 606
Brimingham, MI 48009

Dear Nadyne:

You qualify to participate in the Autoweb.com, Inc. Change of Control Benefit Plan (the "Plan"). A copy of the Plan is attached. The Board of Directors established the Plan in May 2000.

This letter sets forth the benefits to which you may become entitled if you decide to participate in the Plan. If you choose not to participate in the Plan, the terms of your original offer letter will control your compensation, if any, upon a Change of Control.

Upon a Change of Control, seventy-five percent (75%) of your outstanding, unvested stock options and shares of restricted stock, if any, shall be deemed vested. This acceleration of vesting shall occur on a "grant-by-grant" and "tranche-by-tranche" basis. Accordingly, if you have received more than one stock option grant, seventy-five percent (75%) of the outstanding, unvested options from each grant shall be deemed vested upon a Change of Control. If you have received a stock option grant that vests pro rata or periodically, seventy-five percent (75%) of the outstanding, unvested options from each vesting tranche shall be deemed vested upon a Change of Control. For example, assume you received a grant of 3000 options on May 1, 2000 and that the options vest one-third on May 1, 2001, one-third on May 1, 2002 and one-third on May 1, 2003. Assume also that a Change of Control occurs on September 1, 2001 and while you are still a Participant. In that case, 750, i.e., seventy-five percent (75%), of the options that would have vested on May 1, 2002 and 750, i.e., 75%, of the options that would have vested on May 1, 2003 would be deemed vested as of September 1, 2001.

If, within one year following a Change of Control, the Company terminates your employment without Cause (other than due to death or Disability) or if you terminate your employment for Good Reason, as defined under the Plan, all of your outstanding, unvested stock options and shares of restricted stock, if any, shall be deemed vested as of your Date of Termination.

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                                                                   Nadyne Edison
                                                                January 16, 2001
                                                                          Page 2

[AUTOWEB LETTERHEAD]

In addition, within thirty (30) days of your Date of Termination, you shall be paid a cash lump sum (less taxes required to be withheld) equal to the aggregate of:

     a)   Any unpaid Base Salary through your Date of Termination;

     b) An amount equal to your annual incentive for the most recently completed year multiplied by a fraction, the numerator of which is the number of days in the current year through your Date of Termination, and the denominator of which is 365, not to exceed 35% of your total annual Base Salary;

     c)   An amount equal to one (1) times your Base Salary; and

     d) Any accrued vacation pay, earned commissions and unreimbursed business expenses.

Your participation in, and rights under, the Plan are subject to the terms and conditions of the Plan, a copy of which is enclosed. This letter is not a contract of employment, nor does it confer any rights except as provided by the Plan. Capitalized terms in this letter have the meanings set forth in the Plan. In the event of any inconsistency between this letter and the Plan, the Plan shall control. Your original offer of employment letter remains in place along with the terms and conditions therein. The Plan is triggered only upon the terms and conditions set forth therein upon a Change of Control. If you have any questions regarding the Plan, contact Fred Ruffin, Vice President Human Resources. If you wish to participate in the Plan, please sign and return a copy of this letter to Human Resources.

Sincerely,

/s/ JEFFREY SCHWARTZ
Jeffrey Schwartz
Chief Executive Officer

Dated: 1/16/01                By: /s/ NADYNE EDISON
                                 -----------------------------
                                 Nadyne Edison
                                 CMO & Vice President of Customer Relations
                                 Management